Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND-QUARTER FINANCIAL RESULTS

•	Company posts second quarter earnings from continuing operations of $4.3 million, or $0.46 per diluted share, in spite of weak market conditions
•	Sales increase 11% to $81.7 million as higher pricing offsets reduced shipments
•	Debt reduced $10.6 million from end of first quarter to $45.3 million

MOUNT AIRY, N.C., May 2, 2005 – Insteel Industries, Inc. (Nasdaq: IIIN) today reported net earnings of $5.0 million, or $0.53 per diluted share, for its second fiscal quarter ended April 2, 2005 compared with $5.5 million, or $0.63 per diluted share for the same period last year. Excluding the gain on the disposal of assets associated with a discontinued operation, earnings from continuing operations for the current year quarter were $4.3 million, or $0.46 per diluted share. Sales for the second quarter increased 11% to $81.7 million from $73.8 million in the prior year quarter. Average selling prices for the second quarter rose 42% while shipments decreased 22% from the prior year levels.

For the six-month period, net earnings increased to $10.2 million, or $1.07 per diluted share, compared with $6.3 million, or $0.72 per diluted share for the same period last year. Excluding the extraordinary gain, earnings from continuing operations for the current year period were $9.5 million, or $1.00 per diluted share. Sales for the six-month period increased 20% to $156.3 million from $130.0 million in the prior year period. Average selling prices for the six-month period rose 56% while shipments decreased 23% from the prior year levels.

“We are encouraged by Insteel’s financial performance for the second quarter and six months considering the weak market environment that persisted through the period,” said H.O. Woltz III, Insteel’s president and chief executive officer. “While we believe that end user consumption of our products has been good, in recent months, customers have focused on liquidating excess inventories which had accumulated following a period of tight availability for concrete reinforcing products. With the first and second quarters seasonally the weakest periods of our fiscal year, this inventory reduction process had a pronounced adverse impact on order and shipment levels. Notably, except for in our standard mesh product line, the steep drop off in orders did not precipitate severe margin erosion as moderate reductions in our selling prices paralleled reductions in raw material costs. Even in our standard mesh markets, where pricing pressures continued to be the most severe, margins compared favorably with long-term historical levels.”

Net cash provided by operating activities for the second quarter rose $15.3 million to $11.2 million compared with a use of $4.1 million for the same period last year primarily due to a $10.9 million reduction in inventories in the current year quarter. The increase in operating cash flow enabled the Company to pay down approximately $10.6 million of debt during the second quarter reducing its total debt to $45.3 million at the end of the quarter. As of April 2, 2005, approximately $39.6 million was drawn and $23.9 million of additional borrowing capacity was available on the Company’s revolving credit facility, and $5.7 million was outstanding on its term loan.

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Woltz commented, “In spite of the depressed order rates for the quarter, we were able to make significant progress in reducing our inventories to desired levels. While we are comfortable with our inventory position at the end of the second quarter, we expect further reductions as favorable seasonal trends boost shipments and the domestic component of our raw material supply increases.”

Outlook

Commenting on the outlook for fiscal 2005, Woltz said, “We believe that the strength of our six-month results at such depressed shipment levels bodes well for the Company’s financial performance over the remainder of the year. We have emerged from the weakest period of our fiscal year with the prospect for attractive gross margins, increasing demand and a stronger balance sheet. Looking forward, in view of the expectations for a continuing recovery in nonresidential construction spending and the prospects for a favorable outcome with respect to the successor highway funding authorization to TEA-21, we are optimistic about the Company’s financial prospects for the remainder of fiscal 2005 as well as for fiscal 2006.

We are proceeding with the execution of our plans to add another engineered structural mesh line that is scheduled to be fully operational before the end of the current quarter and to reconfigure and expand our PC strand operation in Gallatin, Tennessee which is expected to be completed in the third quarter of fiscal 2006. We believe that the timing of these initiatives is opportune in positioning us to capitalize on the anticipated growth in these markets.”

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing and industrial wire products for a broad range of construction and industrial applications.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 2, 2004, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

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•	general economic and competitive conditions in the markets in which the Company operates;

•	the cyclical nature of the steel industry;

•	changes in U.S. or foreign trade policy affecting steel imports or exports;

•	fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers;

•	the Company’s ability to competitively source its raw material requirements;

•	the Company’s ability to raise selling prices in order to recover increases in wire rod prices;

•	interest rate volatility;

•	unanticipated changes in customer demand, order patterns and inventory levels;

•	the Company’s ability to successfully develop niche products, such as its engineered structural mesh products;

•	legal, environmental or regulatory developments that significantly impact the Company’s operating costs;

•	the timely completion of the Company’s ESM production line and reconfiguration and expansion of the Company’s PC strand operation in Gallatin, Tennessee;

•	unanticipated plant outages, equipment failures or labor difficulties; and

•	continued escalation in medical costs that affect employee benefit expenses.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004
Net sales	$81,654	$73,823	$156,318	$129,958
Cost of sales	69,937	57,297	130,878	106,084

Gross profit	11,717	16,526	25,440	23,874
Selling, general and administrative expense	3,929	4,952	8,109	8,502
Other expense (income)	(5)	(70)	29	(6)
Interest expense	1,227	2,362	3,037	4,954
Interest income	—	(7)	—	(17)

Earnings from continuing operations before income taxes	6,566	9,289	14,265	10,441
Income taxes	2,220	3,751	4,803	4,185

Earnings from continuing operations	4,346	5,538	9,462	6,256
Discontinued operations:
Gain on disposal of Insteel Construction Systems (net of income taxes of $428)	698	—	698	—

Net earnings	$5,044	$5,538	$10,160	$6,256

Weighted average shares outstanding:
Basic	9,307	8,466	9,242	8,466

Diluted	9,462	8,777	9,444	8,740

Per share amounts:
Basic:
Earnings from continuing operations	$0.47	$0.65	$1.02	$0.74
Gain from discontinued operations	0.07	—	0.08	—

Net earnings	$0.54	$0.65	$1.10	$0.74

Diluted:
Earnings from continuing operations	$0.46	$0.63	$1.00	$0.72
Gain from discontinued operations	0.07	—	0.07	—

Net earnings	$0.53	$0.63	$1.07	$0.72

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	April 2,	October 2,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,366	$2,318
Accounts receivable, net	38,068	44,487
Inventories	53,879	40,404
Prepaid expenses and other	3,182	3,772

Total current assets	96,495	90,981
Property, plant and equipment, net	48,423	48,602
Other assets	11,026	11,708

Total assets	$155,944	$151,291

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$18,684	$15,041
Accrued expenses	6,949	10,727
Current portion of long-term debt	3,400	3,960

Total current liabilities	29,033	29,728
Long-term debt	41,867	48,968
Other liabilities	1,618	1,384
Shareholders’ equity:
Common stock	18,721	18,244
Additional paid-in capital	45,300	43,677
Deferred stock compensation	(702)	—
Retained earnings	21,087	10,927
Accumulated other comprehensive loss	(980)	(1,637)

Total shareholders’ equity	83,426	71,211

Total liabilities and shareholders’ equity	$155,944	$151,291

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	April 2,	March 27,
	2005	2004
Cash Flows From Operating Activities:
Net earnings	$10,160	$6,256
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,598	2,642
Amortization of capitalized financing costs	394	835
Amortization of unrealized loss on financial instruments	1,059	—
Stock-based compensation expense	816	643
Gain on disposal of discontinued operation	(1,126)	—
Loss on sale of property, plant and equipment	28	35
Deferred income taxes	(476)	4,211
Net changes in assets and liabilities:
Accounts receivable, net	6,419	(8,025)
Inventories	(13,475)	6,298
Accounts payable and accrued expenses	349	(3,929)
Other changes	1,527	(2,425)

Total adjustments	(1,887)	285

Net cash provided by operating activities	8,273	6,541

Cash Flows From Investing Activities:
Capital expenditures	(2,405)	(1,304)
Proceeds from disposal of discontinued operation	1,271	—
Decrease in cash surrender value of life insurance policies	(515)	(66)

Net cash used for investing activities	(1,649)	(1,370)

Cash Flows From Financing Activities:
Proceeds from long-term debt	171,874	5,500
Principal payments on long-term debt	(179,535)	(11,230)
Financing costs	(23)	(600)
Other	108	1,311

Net cash used for financing activities	(7,576)	(5,019)

Net increase (decrease) in cash and cash equivalents	(952)	152
Cash and cash equivalents at beginning of period	2,318	310

Cash and cash equivalents at end of period	$1,366	$462

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$1,579	$4,151
Income taxes	5,752	50
Non-cash financing activity:
Cashless exercise of stock options	338	11
Issuance of restricted stock	742	—

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